EXHIBIT 10.17

THIS AGREEMENT is made the 1st day of July 2005
BETWEEN:

(1) Azurracle Limited registered in England under company number (03836824) whose registered office is at 27 New Bond Street London W1S 2RH (‘Azuracle’); and
(2) Playbox Media Limited a company registered in England under company number (04874696) whose registered office is at 27 New Bond Street London W1S 2RH (‘Customer’).

WHEREAS:

(A)	The Customer’s business is an Online Music Service
(B)

Azuracle has, in consideration of clause 4 of this agreement agreed to enter into this agreement to provide administrative, legal, financial, marketing and sales support and advice to the Customer on the terms set out below

NOW IT IS AGREED as follows:

1 Definitions and interpretation
1.1 In this agreement unless the context otherwise requires.

‘business day’	means a day, other than a Saturday or Sunday, on which banks are open for ordinary banking business in London;

‘the Effective Date’	means 1st July 2005;

‘party’ or ‘parties’	references to ‘party’ or ‘parties’ shall be construed as references to a party or parties to this agreement;

‘the Services’	means the services to be performed by Azuracle for the Customer upon the terms of this agreement, a detailed description of which is set out in the appendix hereto as amended from time to time;

‘value added tax’ and ‘VAT’	mean value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto or replacing, modifying or consolidating it.

1.2 References to, or to any provision of, any treaty, legislation, statute, directive, regulation, judgment, decision, decree, order, instrument, byelaw, or any other law of, or having effect in, any jurisdiction (‘Laws’) shall be construed also as references to all other Laws made under the Law referred to, and to all such Laws as amended, re-enacted, consolidated or replaced or as their application is modified by other Laws from time to time, and whether before or after the date of this agreement.
1.3 References to ‘this agreement’ or to any other agreement or document referred to in this agreement mean this agreement or such other agreement or document as amended, varied, supplemented, modified or novated from time to time, and include the schedules and appendices.
1.4 References to the singular shall include the plural and vice versa and references to masculine, the feminine and the neuter shall include each other such gender.
1.5 References to ‘parties’ are references to the parties to this agreement, and references to ‘person’ include any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others.
1.6 References to clauses and the appendix are to clauses of and the appendix to this agreement. References to this agreement include the appendix.
1.7 The headings are inserted for convenience only and shall not affect the construction of this agreement.

2  Duration
Subject as provided in clause 9, this agreement shall commence on the Effective Date and continue unless and until terminated by either party giving to the other not less than one (1) month’s notice in writing.

3 Provision of the Services
Azuracle shall provide the services to the Customer at the times and at the places, in the manner and in accordance with the terms set out in the appendix.

4 Charges
4.1 The Customer shall pay charges for the Services in the amounts and at the times set out in the appendix.
4.2 All amounts expressed as payable pursuant to this agreement are exclusive of any applicable VAT which, where applicable, shall be payable by the relevant party in addition to the amount in question on production to it of a valid VAT invoice.
4.3 All sums payable by either party under this agreement shall be paid free and clear of all withholdings, set-offs or counterclaims whatsoever, except any deduction or withholding which may be required by law

5 Independent contractor
In performing the services in carrying out its obligations under this agreement, Azuracle shall act as an independent contractor and not the agent of the Customer, and neither Azuracle nor any of its directors, employees or agents shall have any authority to negotiate or enter into contracts on behalf of or otherwise to bind the Customer except where authorised expressly in writing).

6 Standard of work
In performing the Services Azuracle shall use reasonable care and skill, comply with the terms set out in the appendix and with generally accepted standards of good practice. The said obligations shall replace all conditions and warranties which would otherwise be implied herein by statute, common law or otherwise (including, without limit, the Supply of Goods and Services Act 1982) all of which are hereby expressly excluded.

7 Limitation of liability1
7.1 In respect of those of the Services which are of a managerial or advisory nature (as identified in the appendix) Azuracle shall not be liable to the Customer for any loss suffered or liability incurred by the Customer arising out of any act, omission or error of judgment (whether or not negligent) which may be committed by Azuracle or by any of its employees, agents or subcontractors in the course of the provision of those of the Services except where such loss or liability arises from the negligence, dishonesty or wilful default of Azuracle or of any of such employees, agents or subcontractors.
7.3 Nothing in this clause 7 or elsewhere in this agreement shall exclude, restrict or limit the liability of either party for death or personal injury caused by that party’s negligence or for fraud.

8 Force majeure
8.1 If and to the extent that the provision of the Services is prevented or delayed by force majeure (as defined by clause 8.2 below), Azuracle shall promptly notify the Customer specifying the nature, extent, effect and the likely duration of the circumstances constituting the force majeure, and Azuracle shall then be relieved of any liability for failure to perform or for delay in performing the Services but shall nevertheless use all reasonable endeavours to minimise the effect of the force majeure on its performance of its obligations and to resume full performance of them and shall make such alternative arrangements for doing so as may be practicable without incurring material additional expense PROVIDED that if as a result of the force majeure the Services are not supplied for more than [6] months, the Customer may terminate this agreement forthwith by notice to Azuracle. Such a termination notice shall be irrevocable, except with the consent of both parties.
8.2 For the purposes of this clause 8, ‘force majeure’ means any circumstances not foreseeable at the date of this agreement and not within the reasonable control of OM

9 Termination
9.1 Either party may terminate this agreement forthwith by notice to the other if the other shall have committed a material breach of this agreement which is incapable of remedy or (if so capable) is not remedied within 30 days of the party committing the breach having been served with notice by the other party, specifying the breach and requiring its remedy

9.2 Upon termination any rights or obligations to which either of the parties may be entitled or be subject before such termination shall remain in full force and effect

10 General
10.1 Azuracle may subcontract any of its obligations under this agreement. This agreement shall be binding upon the parties and their successors and permitted assigns but neither of the parties may assign any of their respective rights and obligations under this agreement without the prior written consent of the other
10.2 No exercise or failure to exercise or delay in exercising any right, power or remedy vested in either party shall constitute a waiver by that party of that or any other right, power or remedy.
10.3 Nothing in this agreement shall be deemed to constitute a partnership between the parties nor constitute either party the agent of the other or otherwise entitle either party to have authority to bind the other party for any purpose.
10.4 This agreement, together with any documents referred to in it, constitutes the entire agreement between the parties in relation to its subject matter and supersedes and extinguishes any prior agreements and understandings whether oral or written with respect to it. Each party acknowledges that it has not been induced to enter into this agreement by any representation or warranty other than those contained in this agreement and, having negotiated and freely entered into this agreement, agrees that it shall have no remedy in respect of any other such representation or warranty except in the case of fraud. Each party acknowledges that its legal advisers have explained to it the effect of this clause
10.5. No variation of this agreement shall be effective unless reduced to writing and signed by or on behalf of a duly authorised representative of each of the parties.
10.6 In the event that any term, condition or provision of this agreement is held to be a violation of any applicable law statute or regulation the same shall be deemed to be deleted from this agreement and shall be of no force and effect and this agreement shall remain in full force and effect as if such term, condition or provision had not originally been contained in this agreement. Notwithstanding the foregoing, in the event of any such deletion the parties agree to negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactorily alternative provision in place of the provision so deleted.
10.7 If any party to this agreement defaults in the payment when due of any sum payable by it under this agreement, its liability shall be increased to include interest on such sum from the due date until the date of actual payment (both before and after judgment) at that annual rate which is 8 percent above the base rate of (Bank of England) from time to time in effect during such period, and compounded daily.
10.8 No person who is not a party to this agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

11 Notices
11.1 Any notice (which term shall in this clause include any other communication) to be given under this agreement by either party to the other shall be in writing in the English language.
11.2 Any such notice shall be addressed as provided in clause 11.3 and may be:

11.2.1

personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address if it is delivered not later than 17.00 hours on a business day, or, if it is delivered later than 17.00 hours on a business day or at any time on a day which is not a business day, at 08.00 hours on the next business day; or

11.2.2	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given 2 business days after the date of posting; or
11.2.3

sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 17.00 hours on any business day or at any time on a day which is not a business day shall be deemed to have been given at 08.00 on the next business day; or

11.2.4	sent by electronic mail, in which case, it shall be deemed to be given when received but subject to the same provisions regarding receipt after 17.00 hours as apply to notices sent by fax.

11.3 The addresses and other details of the parties referred to in clause 11.2 are, subject to clause
11.4:

Azuracle	Name: Blue Khiroya
Address: Suite 5.15, 130 Shaftesbury Ave,
London, W1D 5EU
Fax: 020 7031 1199
Email: info@azuracle.com

Customer	Name: Robert Burden
Address: Suite 5.15, 130 Shaftesbury Ave,
London, W1D 5EU
Fax number: 020 7031 1199
Email address: Robert@pbmedia.co.uk

11.4 Either party may notify the other party of any change to the address or any of the other details specified in clause 11.3, provided that such notification shall only be effective on the date specified in such notice or 5 business days after the notice is given, whichever is later

12 Law and jurisdiction
12.1 This agreement shall be governed by, and construed in all respects in accordance with, English law.

Signed on behalf of Azuracle: /s/ Ulrik Debo
Date

Signed on behalf of Customer: /s/ Robert Burden
Date 01.06.05

APPENDIX

THE SERVICES

Rent: Use of office space, desk, chair, etc
Telephone: Line rental, handset, etc	To be
Internet: connection, bandwidth, etc	charged as
it arises
To be
Legal: Registered office, Company Secretary, Statutory Filing	charged as
it arises
To be
Finance: Book-keeping, Management Accounts, Statutory Accounts	charged as
it arises
To be
Marketing and Sales: Advice and Support	charged as
it arises
To be
Stationery: Basic and Common needs	charged as
it arises
To be
Meeting room: Use of Outlander Management Ltd’s meeting room	charged as
it arises
To be
charged as
IT Service Charges	it arises
TOTAL

The aforementioned services are the monthly standard charges.

The following will be charged over and above, as and when used by the Customer

  Stationery: unusual and / or expensive items: exact cost will be recharged
  Couriers: as and when used: exact cost will be recharged
  Telephone calls: itemised calls: exact cost will be recharged
  Meeting room: cost of MLS rooms: exact cost will be recharged
  Misc: should anything else arise, this will be discussed individually, and invoiced under mutual agreement

OM will invoice the Customer monthly for services provided during the previous month, adding VAT if appropriate.

Payment shall be due on receipt of invoice, and be made no later than 7 days of date of invoice.

The invoice will be sent by way of any method mentioned in Clause 11.